UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 1, 2015

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 15, 2011, MoneyTree Corporation (“MoneyTree”) issued 9,992 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D (the “MoneyTree SBLF Stock”) to the Secretary of the United States Department of the Treasury (“Treasury”) in connection with MoneyTree’s participation in the Treasury’s Small Business Lending Fund program. The program was established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing capital to qualified financial institutions at favorable dividend rates.

On May 1, 2015, United Community Banks, Inc. (the “Company”) amended its Restated Articles of Incorporation, as amended, to designate the terms of the Senior Non-Cumulative Perpetual Preferred Stock, Series H (the “Company SBLF Stock”). Pursuant to the terms of the previously-disclosed merger between MoneyTree and the Company, all 9,992 of the shares of the Company SBLF Stock were issued to Treasury in exchange for the shares of the MoneyTree SBLF Stock then held by Treasury, effective May 1, 2015.

The Company SBLF Stock has substantially identical rights, preferences, privileges, voting powers, limitations, and restrictions as the MoneyTree SBLF Stock. The Company SBLF Stock has a liquidation amount of $1,000 per share and is entitled to receive non-cumulative dividends, payable quarterly, on each of January 1, April 1, July 1, and October 1. The current dividend rate on the Company SBLF Stock is currently 1% per annum but may vary depending on the Company’s percentage change in Qualified Small Business Lending, as set forth in the articles of amendment relating to the Company SBLF Stock. On March 15, 2016, the dividend rate will increase to 9% per annum until the Company SBLF Stock is redeemed in full.

The Company SBLF Stock is generally non-voting, except as required by law and in certain other limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Company SBLF Stock will have the right, but not the obligation, to appoint a representative as a non-voting observer to the Company’s board of directors.

The Company SBLF Stock may be redeemed at any time at the Company’s option, in whole or in part (provided that any partial redemption is at least 25% of the original aggregate liquidation amount), at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the Company’s federal banking regulator.

The terms of the Company SBLF Stock impose limits on the ability of the Company to pay dividends and repurchase shares of its common stock. Under the terms of the Company SBLF Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking equally with the Company SBLF Stock, junior preferred shares, or other securities (including the Company’s common stock) during the current quarter or for the next three quarters following the failure to declare and pay dividends on the Company SBLF Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking equally with the Company SBLF Stock may be paid to the extent necessary to avoid any resulting material covenant breach.

The foregoing description of the terms of the Company SBLF Stock does not purport to be complete and is qualified in its entirety by reference to the Company’s articles of amendment relating to the Company SBLF Stock, a copy of which is included as Exhibit 3.1 to this report.

Item 8.01	Other Events.

On May 1, 2015, the Company issued a press release announcing the completion of the merger on May 1, 2015, of MoneyTree with and into the Company, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated January 27, 2015, by and between MoneyTree and the Company.  The Company plans to merge First National Bank, a wholly owned subsidiary of MoneyTree, with and into United Community Bank, the Company’s wholly-owned bank subsidiary, in the third quarter of 2015.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Amendment to the Restated Articles of Incorporation of United Community Banks, Inc., as amended.

99.1	Press release, dated May 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date:  May 6, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles of Amendment to the Restated Articles of Incorporation of United Community Banks, Inc., as amended.

99.1	Press Release, dated May 1, 2015.